Exhibit 99.2

Pixelworks, Inc. 4Q 2023 Conference Call
Thursday, February 8, 2024

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2023 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the fourth quarter of 2023.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 8, 2024. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2022, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us on the phone and webcast.
Jumping right in, our fourth quarter results marked a strong finish to the year, which was highlighted by the continued momentum and significant growth of our mobile business. Total revenue for the quarter increased 25% sequentially and was up 19% year-over-year. Mobile revenue reached a new quarterly record, increasing 44% sequentially and growing more than 200% year-over-year.
In addition to strong top-line growth, gross margin expanded for the second consecutive quarter as we continued to execute on certain cost-related initiatives, while also driving increased sales of newer products with higher ASPs and better margin profiles. We expect this gross margin expansion to continue in 2024, as we introduce and ramp shipments of additional higher-value processors and Truecut services and licensing.
As previously mentioned, the highlight of the past year was the breakout performance of our Mobile business, with revenue for the second half of 2023 growing more than 100% year-over-year. For the full year, mobile revenue grew 33% to a record $30 million, expanding to represent more than half of total revenue.
Underpinning our momentum in mobile, against a challenging market backdrop for consumer semiconductors, is the differentiated display performance enabled by our visual processing technology. With this superior visual experience being especially prevalent for mobile gaming, we formally introduced Pixelworks’ IRX-branded gaming experience and certification program. IRX, which stands for Image Rendering Xcelerator, represents an end-to-end ecosystem solution that has been quickly embraced by leading gaming engine companies, including Unity and Unreal, as well as top gaming studios, including Nuverse, Tencent, NetEase and Perfect World. To date, there are 8 IRX certified games by these leading game studios that integrate our SDK solution. Additionally, our current generation mobile visual processors have been individually tuned to optimize the visual performance on another 30 mobile games that have not yet integrated our SDK. IRX certified games integrating our SDK deliver unparalleled visual quality, enabling a truly immersive gaming experience, while also saving overall system power and providing for longer battery life. The most recent game, Earth: Revival, was announced earlier this week and we expect to see a significant number of both new IRX certified games incorporating our SDK as well as IRX tuned games released over the coming year.
Complementing our engagement with mobile game developers is our expanding product portfolio of IRX-capable mobile visual processors, which are designed to leverage our rendering accelerator SDK integrated into IRX games. Following the formal introduction of our latest mobile visual processor in October, in early January the OnePlus Ace 3 smartphone became the first device launched incorporating our X7 Gen 2. The X7 Gen 2 is the first to feature our internally developed – AI-based High Efficiency Super-Resolution technology. This enables exceptional picture quality with simultaneous operation of up to 144fps and 1.5K resolution for immersive mobile gaming while also maintaining lower power consumption.
For the next phase of our growth, we continue to focus on expanding to global model adoption of our visual processing solutions within our existing tier-one handset customers. Our past design wins and the growth of our mobile business have historically been in customers’ flagship and premium smartphone models sold domestically within China. Following the December launch of the OnePlus 12 in China, the global version of the OnePlus 12 was launched in January, becoming the first flagship international model to incorporate both our X7 visual processor and IRX certification. Launching a model into multiple international markets while marketing the benefits of IRX and the X7 visual processor in local languages around the world is no easy feat. We believe that this model launch represents a definable moment in our next leg of growth.
While these expansion efforts have been focused on our four existing tier-one customers, we also expect an initial program win with a new first-time volume mobile OEM later this year. To the extent we are successful in securing additional international models and expanding our customer base we believe that both will contribute incremental unit volumes, accelerate the ecosystem development and accelerate our mobile growth.
Specific to our expectations for mobile in 2024, we are targeting annual revenue growth of 50% driven by a combination of increased unit volumes and a favorable mix of newer visual processors with higher ASPs. This growth also takes into consideration the recent ecosystem traction and momentum of our IRX-based solutions, resulting in an increasing pipeline of design-ins.
Turning to our TrueCut Motion platform, which we are now just beginning to commercialize following years of technology development and evangelism within the Hollywood technical community. Given the recent news and subsequent inbound questions, I want to briefly reiterate what TrueCut is and what this technology platform enables. TrueCut Motion is both a first-of-its-kind, end-to-end solution for the creation of cinematic high frame rate content, as well as a delivery platform. It enables filmmakers to fine-tune or “motion grade” the motion look of cinematic content, shot-by-shot, while also eliminating motion playback artifacts, all as part of a standard post-production workflow. This can be done with both new release titles and the remastered re-release of existing titles. The TrueCut Motion delivery platform precisely captures the content creator’s intended cinematic look and feel, in the source , and through device certification, ensures consistent delivery and appearance across all screens – from premium large format theaters to any premium home entertainment screen.
As articulated on previous conference calls, establishing the foundational end-to-end ecosystem for TrueCut Motion requires bringing together content creation and content distribution – first theatrical and then to home entertainment devices in order to deliver a truly cinematic high frame experience to consumers. Our announced partnership with Lightstorm Entertainment and the endorsement of James Cameron was a major turning point. This led to TrueCut motion grading being used in the theatrical re-releases of both the original "Avatar" and “Titanic” as well as Disney's global theatrical release of James Cameron's “Avatar: The Way of Water”. All of which were released to theaters in 4K HDR and 3D, featuring cinematic high frame rate for which Pixelworks was credited.

The global box office success of these three titles was an important first step. Not only did it validate the commercial viability of our TrueCut Motion technology with millions of global consumers in theaters, but it also ushered in broader industry acceptance and started a pivot toward more cinematic high frame rate content.
In 2023, we focused on the next element of the ecosystem development -- to formalize engagements with global home entertainment partners. We’ve now secured our first such ecosystem partner, with our recently announced multi-year agreement with Walt Disney Studios to bring a collection of TrueCut Motion graded titles to select home entertainment devices. Initially available for streaming via the Disney+ app and in the Apple TV store will be two of the three previously mentioned titles, which for the first time can be experienced exactly as James Cameron brought to theaters, but now in the home on the recently launched Apple Vision Pro.
Separately, last week we announced Matthew Vaughn’s newest film “Argylle” would be released to select premium theatrical screens worldwide in TrueCut Motion’s cinematic high frame rate format. Argylle was produced by Apple Original Films in association with MARV and released in theaters globally by Universal Studios.
With the support of multiple filmmakers and leading studios for TrueCut Motion, showing in both premium theaters and the home, consumers will get to truly experience the joy of immersive cinematic high frame rate content. We believe this is only the beginning, and you can expect additional announcements of new titles and ecosystem partners as we progress throughout the year.
Shifting to an update on our Home and Enterprise business, which largely consists of visual processor SoCs for the 3LCD digital projector market. Revenue from Home and Enterprise increased sequentially in the fourth quarter and was in line with our expectations. More generally, the market dynamics throughout 2023 reflected a prolonged period of inventory adjustment by projector OEMs. Although end demand for digital projectors appears to have stabilized, most of our projector customers are still in various stages of realigning their business following previous component supply imbalances.
Regarding our multi-year co-development project with our largest projector customer, we successfully taped out this next generation SoC in the fourth quarter. Achieving this final development milestone allowed us to recognize an anticipated R&D credit, which reduced our reported OpEx in the quarter. We’ll be delivering production samples to the customer in the first quarter, and this new SoC will go into volume production in the second half of the year.
Overall, we anticipate the projector market to reflect further normalization of customer and channel inventories over the next few quarters, contributing to roughly flat year-over-year revenue from home and enterprise revenue in 2024. However, additional takeaways include that this continues to be a high-margin, profitable and cash generating business for Pixelworks. In addition, we believe our new co-developed chip will increase our market share in the 3LCD projector market over the next several years.
Shifting gears, I want to briefly comment on the status with respect to our Pixelworks Shanghai subsidiary, especially for new investors and those new to our story. As part of a now completed multi-year effort, we have reorganized our existing business operations and employees in China, Japan, Canada and some in the US into a independent P&L center with the end goal of the subsidiary pursuing a public listing on the STAR market in China. As discussed on our previous conference call, the filing of an application for listing requires suitable market conditions in China, which we continue to monitor together with our advisors. Today, we are and will remain fully prepared to move forward with a local listing when we believe market conditions in China are supportive.
In closing, over time we believe 2023 will prove to have been the pivotal year for Pixelworks and our growth trajectory. I would like to specifically acknowledge our team’s solid execution on our strategic growth initiatives, including the building of two influential ecosystems that will become the foundation of our Mobile and TrueCut businesses. Exiting 2023, I believe the company is well poised and better positioned than any time in my tenure as CEO, and we continue to build a strong a capable team.
Collectively, these factors have cleared a path to profitability. Which looks to be achievable this year and accelerating in 2025. We believe both of these objectives are within reach. We have entered 2024 with strong momentum across our mobile visual processing solutions and IRX certification program, coupled with the recently secured commercial engagements with two major Hollywood studios for our TrueCut Motion platform.
Specific to mobile, we expect to achieve another year of accelerated growth, driven by a combination of increased unit volumes and the continued ramp of new product introductions. As previously communicated, we do anticipate revenue contribution from TrueCut Motion in 2024, however the size of contribution will be lumpy as we progress throughout the year. Additionally, our current base case assumes that home and enterprise will be roughly flat in 2024. Also fundamental to achieving non-GAAP profitability in the back half of this year will be our continued expansion of corporate gross margins, and tightly managing OpEx while still adequately funding our existing growth initiatives.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the first quarter.
Haley Aman
Thank you, Todd.
Revenue for the fourth quarter of 2023 increased 25% sequentially to $20.1 million, from $16.0 million in the third quarter, and increased 19% from $16.9 million in the fourth quarter of 2022. As Todd previously highlighted, the sequential and year-over-year increase in fourth quarter revenue was primarily driven by continued strong growth in Mobile.

The breakdown of revenue in the fourth quarter was as follows:
•Revenue from Mobile increased 44% sequentially to approximately $11.9 million, which was a quarterly record and a record 59% of total revenue.
•Home and Enterprise revenue was approximately $8.2 million.
Third quarter non-GAAP gross profit margin expanded 170 basis points sequentially to 44.8%, from 43.1% in the third quarter of 2023, and compared to 53.3% in the fourth quarter of 2022. As discussed in recent quarters, we expect to continue to drive gross margin expansion by passing through an increased portion of previously incurred higher material costs to customers, as well as improving manufacturing cost efficiencies with our suppliers. We anticipate further benefits to gross margin from a combination of incremental sales of new products with higher margins as well as increased overhead absorption.
Non-GAAP operating expenses were $12.0 million in the fourth quarter, compared to $13.3 million in the prior quarter and $10.8 million in the fourth quarter of 2022. During the fourth quarter we completed the last scheduled milestone related to our co-development agreement with our largest projector customer, resulting in a final credit of $1.3 million to R&D. Excluding the credit, fourth quarter operating expenses would have been effectively flat compared to the prior quarter.
On a non-GAAP basis, fourth quarter 2023 net loss was $2.6 million, or a loss of ($0.05) cents per share, compared to a net loss of $5.7 million, or a loss of ($0.10) cents per share, in the prior quarter, and a net loss of $0.8 million, or a loss of ($0.01) cents per share, in the year ago fourth quarter.
Adjusted EBITDA for the fourth quarter of 2023 was a negative $1.9 million, compared to a negative $5.0 million in the third quarter and a negative $1.0 million in the fourth quarter of 2022.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $47.5 million.
Shifting to our current expectations and guidance for the first quarter of 2024.
As a reminder, our first quarter results typically reflect seasonality in both the mobile market and the home and enterprise market. Recent order patterns and our current backlog are consistent with this seasonality, and we expect total revenue for the first quarter to be in a range of between $15.0 million and $17.0 million. In addition to this guidance reflecting normal seasonality, I want to highlight that at the midpoint of this range, total revenue for the first quarter would represent year-over-year growth of approximately 60%.
In terms of gross profit margin, as discussed in my earlier remarks, we expect to drive continued gross margin expansion in the current quarter and throughout the year. Specific to the first quarter, we anticipate non-GAAP gross profit margin to increase by more than 600 basis points sequentially and be between 51% and 53%. The expected sequential increase in first quarter gross margin primarily reflects increased shipments of our newest generation mobile visual processor, which has a higher margin profile compared to prior generation mobile chips.
We expect operating expenses in the first quarter to range between $12.5 million and $13.5 million on a non-GAAP basis. As a reminder operating expenses in the fourth quarter had the benefit of the final milestone credit related to our co-development project, and we do not expect additional credits associated with this project going forward.
Lastly, we expect first quarter non-GAAP EPS to range between a loss of ($0.10) cents per share and a loss of ($0.06) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.